UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Old Mutual Advisor Funds II

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Ashfield Capital Partners, LLC

Ashfield Capital Partners, LLC (“Ashfield”) was founded in February 2007 when Old Mutual (US) Holdings, Inc. purchased a majority interest in the firm. Ashfield & Co., Inc. (“A & Co.”) and certain employees hold the minority interest. A & Co. was founded in 1973. All the professionals responsible for the investment decisions at Ashfield transitioned from similar roles held at A & Co. Ashfield’s clients include domestic corporate retirement plans, public funds, off-shore funds, Taft-Hartley multi-employer pension plans, endowments, foundations and private investors. As of June 30, 2007, Ashfield managed $3.7 billion in total assets.

Ashfield’s small-cap growth equity strategy utilizes a blend of quantitative screening and ranking techniques with an emphasis on portfolio controls designed to avoid taking above-average risk.

Team approach: four investment professionals with an average tenure of 14 years with the firm (includes years employed with A & Co.)

•	J. Stephen Thornborrow – portfolio manager/analyst since 1984
•	Bradley J. Fretz – portfolio manager/analyst since 1989
•	Peter A. Johnson – portfolio manager/analyst since 1994
•	Jeffrey A. Johnson – associate portfolio manager/analyst since 2004

Investment process

Focuses on identifying earnings acceleration of individual companies early and emphasizing portfolio construction and risk controls intended to reduce overall portfolio volatility.

Screen and rank process

The initial investment universe of 5,000 names is screened on the basis of size and liquidity, growth characteristics and valuation, resulting in approximately 275-350 companies with favorable growth and liquidity characteristics. A quantitative process of ranking securities on the basis of changes in earnings expectations further reduces this list to around 25 top-ranked companies with high success factors. A two-step fundamental research process further narrows the field and one to two names are selected for intensive review and possible final inclusion in the portfolio.

Portfolio construction and risk management

Portfolio construction for the small-cap growth equity strategy utilizes active sector allocation, diversification and risk controls. Active sector allocation is emphasized by using benchmark-aware sector limits and generally restricting sector weights to a maximum of 30%. Portfolios are diversified generally by holding 70-90 issues with equal weight positions of 1.10%-1.25% at the time of purchase. Sector guidelines are also employed.

Sell discipline

Five triggers that lead to review for potential sale:

•	Stock falls to the bottom 20% of the equity ranking model
•	Fundamental change in business model or management
•	Market capitalization exceeds $5 billion
•	Partial sale when position size exceeds 2%
•	Low quarterly accounting score

Fund name change and implementation of Ashfield’s investment style

Following shareholder approval, Ashfield will commence duties as a co-sub-advisor to the “Old Mutual Developing Growth Fund” (formerly “Old Mutual Emerging Growth Fund”). The Fund name will change on or around November 19, 2007, to better reflect an investment approach investing at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of small-cap companies with growth characteristics.

It is anticipated that a multi-strategy combination of a more conservative growth manager (Ashfield) with a manager exhibiting more aggressive growth characteristics (current sub-advisor Copper Rock Capital Partners, LLC) should result in a more moderate profile versus either manager acting independently.

•	The addition of the seemingly more risk-averse Ashfield is anticipated to dampen the volatility of the fund
•	Standard deviation, beta, R-squared, and tracking error are all expected to be much lower than the stand-alone Copper Rock strategy

For financial intermediary use only. Not for public distribution.

Data supporting the anticipated multi-strategy managed Fund is sourced from Zephyr StyleADVISOR with data supplied by Morningstar, Inc.

Not insured by FDIC or any federal government agency.

May lose value.

Not a deposit of or guaranteed by any bank.

Investors should carefully consider the investment objectives, fees, charges, expenses and risks associated with an investment in a fund before investing. These items, as well as other important information about the investment company, can be found in the prospectus which can be obtained by calling 888.772.2888 or at oldmutualfunds.com. Please read the prospectus and carefully consider the information before investing.

There can be no assurance that any fund will be able to achieve its investment objective. Mutual fund investing involves risk including the possible loss of principal. Investors considering these funds should have a long-term horizon.

“Old Mutual” is the marketing name for the affiliated companies of Old Mutual plc, a global financial services organization. Old Mutual Investment Partners is an indirect, wholly owned subsidiary of Old Mutual plc. Ashfield Capital Partners, LLC and Copper Rock Capital Partners, LLC are affiliates of Old Mutual Investment Partners.

Fund distributed by Old Mutual Investment Partners

M-07-531